Exhibit 23.6

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (No. 333-255662) on Form N-2 of SLR Investment Corp. of our report dated February 23, 2024, relating to the consolidated financial statements of North Mill Holdco LLC and Subsidiaries, appearing in this Annual Report on Form 10-K of SLR Investment Corp. for the year ended December 31, 2023.

/s/ RSM US LLP

Philadelphia, Pennsylvania

February 27, 2024

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